Exhibit 99.1

AITX's RAD-G Signs Six Additional Monitoring Clients for SARA Following TMA Annual Meeting Engagements

SARA Adoption Continues to Grow as RAD-G Reaches 10 Monitoring Clients

Detroit, Michigan, October 10, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Group (RAD-G), has signed six additional remote video monitoring clients for SARA™ (Speaking Autonomous Responsive Agent), the Company's multiple award-winning agentic AI platform for remote video monitoring. This follows the Company's announcement on October 8 of four initial monitoring clients and brings the total number of monitoring centers now engaged with SARA to ten, solidifying RAD-G's leadership position as adoption of AI-powered automation accelerates across the industry.

SARA™

Speaking Autonomous Responsive Agent

RAD-G Signs 6 Additional Monitoring Clients

AITX
Artificial Intelligence Technology Solutions Inc.

RAD
an AITX company
ROBOTIC ASSISTANCE DEVICES

RADG
ROBOTIC ASSISTANCE DEVICES GROUP
AITX

These additional client commitments follow the strong reception SARA received during the recent The Monitoring Association (TMA) Annual Meeting. The rapid growth in adoption highlights the industry's recognition of SARA as the most advanced and effective AI platform designed specifically for remote video monitoring.

"The remote video monitoring industry has forever changed," said Steve Reinharz, CEO/CTO and founder of AITX and all RAD subsidiaries. "SARA is delivering the intelligence, consistency, efficiency, and cost reductions that operators have been seeking for years. This new platform allows monitoring companies to have a cost-effective solution to start tackling the billions of unmonitored cameras around the world today. Our vision is to have every camera monitored with responses as needed. It's truly astounding the direction this is headed. For us, it's SARA leading the way."

The Company expects continued expansion of its monitoring client base in the weeks ahead as additional centers move forward with SARA commitments and integrations. The Company anticipates announcing further client additions along with projected SARA license volumes as deployments progress and adoption scales across the remote video monitoring industry.

As adoption accelerates, RAD-G continues to position SARA as the #1 agentic AI platform for security and remote monitoring. The Company remains focused on supporting its growing roster of monitoring clients while driving innovation and market leadership across the broader AI-powered security sector.

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD-I

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD-I is led by Steve Reinharz, CEO/CTO and founder of AITX and all RAD subsidiaries, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD-I team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD-I and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD-I's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD-I's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/